IV.	MAINTENANCE OF CODE OF CONDUCT AND REGULATORY COMPLIANCE MANUAL

General

Rule 206(4)-7 under the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers to develop an internal compliance program and to maintain a written set of policies and procedures designed to prevent violations of the Advisers Act. In addition, Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) requires that advisers to registered investment companies adopt a written code of ethics containing provisions reasonably designed to prevent the adviser’s “Access Persons” from engaging in certain deceptive, fraudulent or manipulative conduct.1 The policies and procedures will be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

Policy

The Chief Compliance Officer (“CCO”) shall periodically review the Compliance Manual, including the Code of Ethics, to ensure the adequacy of the policy and procedures contained therein. CBRE GRES (the “Company”) shall additionally periodically test the effectiveness of its policies and procedures as required by Rule 206(4)-7 and Rule 38a-1 under the 1940 Act. All required changes to the Compliance Manual and Code of Ethics shall be finally approved and made by the Company’s CCO. In addition, the Company shall submit for approval any material changes made to the Code of Ethics to the board of directors of any registered investment company client within six months of such amendment.

Procedures

1.	The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of the Company’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that the Company deems appropriate.

2.	The Company has engaged Adviser Compliance Associates, LLC (“ACA”), a regulatory and compliance consulting firm, to assist it and its CCO on a periodic

[1]

“Access Persons” means (i) each of the Company’s directors, officers, and general partners, and any natural person in a control relationship to the Company who obtains information concerning recommendations made to advisory clients with regard to the purchase or sale of Covered Securities (as hereinafter defined), or who obtains nonpublic information regarding the portfolio holdings of any client; (ii) employees of the Company or of any company in a control relationship to the Company or its advisory clients who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by such clients, or who obtain nonpublic information regarding the portfolio holdings of any client; and (iii) any natural persons who control the Company and who obtain information concerning recommendations made to advisory clients regarding the purchase or sale of securities by such clients.

and on-going basis with regard to a variety of matters, including but not limited to: annual review of its compliance program and this Compliance Manual, assistance with regulatory filings, review of Form ADV, and periodic education of the Company’s Access Persons with regard to various compliance matters.

3.	Any changes to the Compliance Manual shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO

4.	The CCO is designated with the full power to enforce the policies and procedures set forth in the Compliance Manual.

Responsibility

The CCO is responsible for the successful implementation of the policies and procedures contained in the Compliance Manual. The CCO will review relevant compliance updates and modifications with the senior management of CBRE GRES as needed or on at least an annual basis.

V.	CODE OF ETHICS

The Code of Ethics is predicated on the principle that CBRE GRES owes a fiduciary duty to its clients. Accordingly, CBRE GRES’s Access Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, CBRE GRES must:

•

Place client interests ahead of the Company’s – As a fiduciary, the Company must serve in its clients’ best interests. In other words, CBRE GRES’s Access Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Access Persons are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Access Persons must review and abide by the Company’s Code of Ethics.

•

Avoid taking advantage of your position – Access Persons must not accept investment opportunities, expensive gifts (gifts over $50), or other gratuities from individuals seeking to conduct business with the Company or on behalf of an advisory client.

•	Maintain full compliance with the Federal Securities Laws[2] – Access Persons must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 of the 1940 Act, as applicable.

[2]

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Any questions with respect to the Company’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Access Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

The following set of principles frame the professional and ethical conduct that the Company expects from its Access Persons:

•

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, other Access Persons, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of the Company above one’s own personal interests;

•	Adhere to the fundamental standard that Access Persons should not take inappropriate advantage of their positions;

•	Avoid any actual or potential conflicts of interest;

•	Conduct all personal securities transactions in a manner consistent with the Company’s Code of Ethics;

•

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on CBRE GRES and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals;

•	Comply with applicable provisions of the Federal Securities Laws.

Personal Security Transaction Policy

Access Persons may not purchase or sell any Covered Security (as hereinafter defined) unless they have complied with the Personal Security Transaction Policy set forth below.

In addition, in connection with general conduct and personal trading activities, Access Persons must refrain from any acts with respect to the Company’s clients which would be in conflict with such clients or cause a violation of applicable laws, including:

•	Employing any device, scheme or artifice to defraud the client or any prospective client;

•	Making any untrue statement of material fact to a client, or omitting to state a material fact to a client necessary in order to make the statement not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or

•	Engaging in any manipulative practice.

Covered and Exempt Securities

The Company requires Access Persons to provide periodic reports (See Reporting section below) regarding transactions and holdings in securities, including Covered Securities. “Covered security” means a security as defined in section 2(a)(36) of the 1940 Act3, other than (i) direct obligations of the U.S. government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments4, including repurchase agreements, and (iii) shares issued by open-end registered investment companies that are not clients or affiliates of the Company.

[3]

Securities generally include any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing

[4]

High quality short-term debt instruments means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

Beneficial Ownership

Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Access Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•

Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	An Access Person’s interests as a general partner in securities held by a general or limited partnership; and

•	An Access Person’s interests as a manager/member in the securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless such Access Person is a controlling equity holder or shares investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Access Persons of securities held by a trust:

•	Ownership of securities as a trustee where either the Access Person or members of the Access Person’s immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	An Access Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions and therefore do not require reporting under CBRE GRES’s Personal Security Transaction Policy:

•

Any transaction in an account over which the Access Person does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the Access Person, accounts of family members outside of the immediate family would not be subject to review;

•	Purchases that are part of an automatic investment plan;[5] or

•

A transaction for which a report would duplicate information contained in broker trade confirmations or account statements held in the Company’s records, so long as such confirmations or statements are received by the Company no later than 30 days after the end of the applicable calendar quarter and contain certain information.

From time to time, the CCO may exempt certain transactions on a fully documented trade-by- trade basis.

Investments in Limited Offerings and Initial Public Offerings (“IPO’s”)6

No Access Persons shall acquire, directly or indirectly, any beneficial ownership in any limited offering or IPO without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The CCO shall (a) obtain from Access Persons full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be maintained. See Attachment A.

[5]

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

[6]

The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Restrictions on New Issues of Equity Securities (“NIESs”)7

No Access Persons shall acquire, directly or indirectly, any Beneficial Ownership in any NIES without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The CCO shall (a) obtain from the Access Person full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the NIES), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be maintained.

NASD Conduct Rule 2790 prohibits the sale of NIESs to any account in which a “restricted person” has a beneficial interest, except under certain situations. The term “restricted person” includes any person of an investment adviser who has the authority to buy or sell securities and an immediate family member of such a restricted person that materially supports, or receives material support from, such person. Thus, all persons of CBRE GRES, including members of the Company’s senior management, are prohibited, in almost all circumstances except as noted in further detail below, from purchasing an NIES.

The prohibitions on the purchase and sale of NIESs with respect to Rule 2790 do not apply to: 1) Issuer-Directed Securities, or those that are specifically directed by the issuer to persons that are restricted persons (i.e., directors), subject to certain conditions; 2) the account of a restricted person who is an existing equity owner of an issuer (Anti-Dilution Provisions), subject to certain conditions; and 3) Stand-By Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions.

Access Persons are encouraged to review Rule 2790 and discuss such with the CCO prior to the purchase and/or sale of any NIES.

Reporting

In order to provide the Company with information to enable it to determine with reasonable assurance any indications of “scalping”, “front-running” or the appearance of a conflict of interest with the trading by the Company clients, each Access Person of the Company shall submit the following reports in the forms attached hereto to the CCO showing all transactions in all securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section entitled Exempt Transactions. The reporting requirements apply to Covered Securities as well as non-Covered Securities.

[7]

The term “new issue” is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of securities of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See NASD Conduct Rule 2790, Restrictions on the Purchase and Sale of IPOs of Equity Securities).

Quarterly Transaction Reports

Access Persons of the Company are required to instruct their broker-dealers to send to CBRE GRES duplicate broker trade confirmations and/or account statements of the Access Persons which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Access Person’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment B. The quarterly transaction reports shall contain at least the following information for each transaction in a Covered Security in which the Access Persons had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Covered Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall also report: (a) the name of the broker, dealer or bank with whom the Access Person established the account; (b) the date the account was established; and (c) the date that the report is submitted by the Access Person.

Initial and Annual Holdings Reports

New Access Persons are required to report all of their personal securities holdings not later than 10 days after the commencement of their employment (See Attachment C for a copy of the Initial Holdings Report). The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

Existing Access Persons are required to provide the Company with a complete list of securities holdings on an annual basis, or on or before February 14th (as determined by CCO) of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted. (See Attachment D for a copy of the Annual Holdings Report).

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (c) the date and signature of the Access Person who submits the report.

Trading and Review

The CCO will closely monitor Access Persons’ investment patterns to detect abuses of Company policy. Senior management will monitor the CCO’s personal securities transactions for compliance with CBRE GRES’ Personal Security Transaction Policy. ACA may assist CBRE GRES in this review.

If the Company discovers that an Access Person is personally trading contrary to the policies set forth above, the Access Person shall meet with the CCO to review the facts surrounding the transactions. This meeting shall help the Company to determine the appropriate course of action.

Reporting Violations and Remedial Actions

The Company takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Company requires its Access Persons to promptly report any violations of the Personal Security Transaction Policy to the CCO. Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Access Person that seeks retaliation against another for reporting violations of the Personal Security Transaction Policy.

If any violation of the Company’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he/she deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

No less frequently than annually, the Company will furnish any client that is a registered investment company, (A) a written report that describes any issues arising under the Code of Ethics or procedures since the last report to the client, including but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and (B) a certification that the Company has adopted procedures reasonably designed to prevent Access Persons from violating the Code of Ethics.

Disclosure

The Company shall, upon request and as required by the Federal Securities Laws, furnish clients with a copy of the Code of Ethics. All client requests for the Company’s Code of Ethics shall be directed to the CCO.

Recordkeeping

The Company shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission and CBRE GRES’s management.

•	A copy of this Policy and any other code which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place;

•

A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or within the past five years was, an Access Person of CBRE GRES.

•

A copy of each report made pursuant to this Policy by an Access Person, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•

A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•

The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Access Persons for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

•

The Company will retain any reports to investment company clients described under “Reporting Violations and Remedial Actions” for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the CBRE GRES Code of Ethics. All questions regarding the Code should be directed to the CCO.

VI.	INSIDER TRADING POLICY

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser.In accordance with Section 204A, the Company has instituted procedures to prevent the misuse of nonpublic information.

Insider Trading is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

•	The Company’s Insider Trading Policy applies to all of its Access Persons. Any questions should be directed to the CCO.

Whom Does the Policy Cover?

This policy covers all of CBRE GRES’s Access Persons as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Access Person is an officer, director or 10% or greater stockholder and a partnership of which the Access Person is a partner unless the Access Person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non- public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

The Company’s Access Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Access Person makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Access Persons may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Access Person Believes that he/she Possesses Material, Non- Public Information

If Access Persons have questions as to whether they are in possession of material, non-public information, they must inform the CCO as soon as possible. From this point, Access Persons and the CCO will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Access Persons:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with the Company’s Personal Securities Transaction Policy and the securities laws.

•	Shall submit personal security trading reports in accordance with CBRE GRES Personal Securities Transaction Policy.

•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of non-public information to the CCO.

•	Shall not proceed with any research, trading, etc. until the CCO informs the Access Person of the appropriate course of action.

3.	Serving as Officers, Trustees and/or Directors of Outside Organizations

Access Persons may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing Attachment E. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Access Persons may also receive compensation for such activities.

At certain times, the Company may determine that it is in its clients’ best interests for an Access Person to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of the Company can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Access Person may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between the Company and the outside organization, and that the Access Person does not communicate such information to other Company Access Persons in violation of the information barrier.

Similarly, the Company may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Access Persons must not be involved in the decision to retain or hire the Company.

Company Access Persons are prohibited from engaging in such outside activities without the prior written approval from the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

4.	Affiliated Entities

CBRE GRES has adopted a policy that prohibits investments in affiliated entities with client capital or corporate capital. CBRE GRES has also adopted a policy that prohibits securities trading involving client or corporate capital with affiliated entities.

Attachment A

Limited Offering & IPO Request and Reporting Form

Name of Issuer:____________________________________________________

Type of Security:___________________________________________________

Public Offering Date:________________________________________________

(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this limited offering or IPO to profit improperly from my position as a Company Access Person;

2.	The investment opportunity did not arise by virtue of my activities on behalf of a Company client; and

3.	To the best of my knowledge, no CBRE GRES clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read the Company’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. I understand CBRE GRES reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:	Signature:

Print Name:

Internal Use Only

                        Approved                     Not Approved                     Person Approving

Reasons Supporting Decision to Approve/Not Approve:___________________________________________________________

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

Attachment B

Quarterly Securities Transaction Report

For the Calendar Quarter Ended:______________________________________________________________

(month/day/year)

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to CBRE GRES’ Code of Ethics.

SECURITY	TICKER /CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	INTEREST RATE/ MATURITY DATE	BUY/ SELL	PRICE	EXECUTING BROKER

**	Please note that ALL accounts must be listed (including Non-Covered Securities).

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_______________________________

Signature:________________________________________________

Print Name:_______________________________________________

Attachment C

Initial Holdings Report

Date of Employment:___________________________________________________________________________

(month/day/year)

The following is a list of current holdings as of a date not more than 45 days prior to the date I became an Access Person of CBRE GRES:

SECURITY	TYPE	TICKER/CUSIP	SHARES	PRINCIPAL AMOUNT	CUSTODIAN

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_________________________________

Signature:_________________________________________________

Print Name:_______________________________________________

Attachment D

Annual Holdings Report

The following is a list of current holdings, as of DATE, which is no more than 45 days prior to the submission date of this Report:

SECURITY	TYPE	TICKER/CUSIP	SHARES	PRINCIPAL AMOUNT	CUSTODIAN

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_________________________________

Signature:_________________________________________________

Print Name:_______________________________________________

Attachment E

Request for Approval of Outside Activity Form

The undersigned hereby requests approval for participation in the following outside activity:

Name and address of company or organization:___________________________________________________________

Nature of organization’s primary business or purpose:______________________________________________________

Is this a public company? (YES/NO) If YES, stock symbol:__________________________________________________

Complete description of anticipated role with organization:___________________________________________________

Describe any compensation you will receive:______________________________________________________________

If this request for approval is granted:

•	I agree to notify the CCO of any change in the above information.

•

I agree, for private or not-for-profit organizations, to seek approval to retain my position, as described above, if the organization decides to offer securities to the public, or ceases to maintain its not-for-profit status.

•	I am aware of no other Access Persons who are officers or directors of the organization noted above.

•

I agree to adhere to the insider trading policies of both CBRE Global Real Estate Securities, LLC (“CBRE GRES”) and the organization, and not to communicate any material non-public information in my possession regarding the organization to CBRE GRES investment advisory or research staff.

•	I will avoid participation in discussions regarding service, investment management, or other arrangements with CBRE GRES or its affiliates, and will recluse myself from voting on any such matters.

Signature of Access Person:__________________________________        Date:_____________________________

Approved By:______________________________________________      Date:_____________________________